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Exhibit 99.2


NEWS RELEASE
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Contact:     Bob Cardon, Dynatronics Corp.
             800-874-6251 or 801-568-7000

             Dynatronics Announces Financial Results for Fiscal 2009
                   Major Improvements Reported Over Prior Year


         Salt Lake City, Utah (September 25, 2009) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal fourth quarter and its fiscal year ended June 30, 2009.

         Net income for the fiscal fourth quarter was $46,101 ($.00 per share), compared to a net loss of $6,764,001 ($.50 per share) for the fourth quarter of fiscal year 2008. Net income for the year ended June 30, 2009, was $103,324 ($.01 per share), compared to a net loss of $8,443,771 ($.62 per share) for the prior year. The loss for fiscal year 2008 included a charge of approximately $6,600,000 related to the impairment of goodwill.

         Sales for the fiscal fourth quarter of 2009 were $8,058,431, compared to $8,057,572 for the fourth quarter of fiscal year 2008. Sales for the year ended June 30, 2009 were $32,406,891, compared to $32,592,507 for the prior year.

         "It should be reassuring to our stakeholders that we showed significant improvement in bottom-line results especially given the deterioration of general economic conditions," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "Two important contributors to the success we achieved during the year were maintaining sales despite recessionary pressures and reducing selling, general and administrative expenses by over $2,800,000. Over the past two years, we have undertaken aggressive cost-reduction campaigns to improve efficiencies. These efforts have led to sustainable earnings improvements, which we believe will benefit the company for many years.

         "Our cost-reduction efforts were accentuated with the help of Vici Capital Partners," Cullimore added. "Together, we uncovered a number of additional opportunities to save money, improve operational efficiencies, strengthen margins and reduce manufacturing and other costs. These changes were specifically targeted at lowering transaction costs, obtaining better pricing and terms from vendors and service providers, streamlining customer service and production processes, and improving our sales support functions. We believe that we will realize additional benefits from these efforts over the next 12 months as we begin to implement an e-commerce solution for selling our products more efficiently."

         In September 2008, Dynatronics introduced customers to its new 2009-2010 product catalog, containing thousands of new products. This sales tool boosted the company's medical supply sales, offsetting a softening of capital equipment sales during the year.

         "We introduced the new V-Force vibration therapy device in June 2009," stated Larry K. Beardall, executive vice president of sales and marketing. "This new unit employs powerful, whole-body vibration technology, which provides neuromuscular training to increase strength, improve balance and enhance flexibility. Additional new products for 2010 are in development."

         Over the past year, the company expanded its direct sales team to 50 sales representatives, including 27 direct sales employees and 23 independent sales representatives. "Dynatronics has emerged as one of only two companies in our industry with a direct sales force marketing a broad line of proprietary and non-proprietary products," Beardall added. "The new catalog and the introduction of the V-Force helped us sustain sales at or near fiscal year 2008 levels."



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         "By continuing to build our sales force, streamlining operations through e-commerce and capitalizing on evolving market opportunities, we believe we're well-positioned for continued improvements - particularly as general economic conditions improve," concluded Cullimore.

         Dynatronics has scheduled a conference call for investors on Friday, September 25, 2009, at 12:30 p.m. ET. Those wishing to participate should call 800-839-9416 and use passcode 9321818.

         A summary of the financial results for the three months and year ended June 30, 2009, follows:

                         Summary Selected Financial Data
                       Statement of Operations Highlights


                             Three Months Ended              Year Ended
                                  June 30,                     June 30,
                             2009           2008         2009            2008
                         ------------  ------------  ------------  -------------

Net sales                $  8,058,431  $  8,057,572  $ 32,406,891  $ 32,592,507
Cost of sales               5,001,599     5,022,123    19,996,436    20,450,570
                         ------------  ------------  ------------  -------------
   Gross profit             3,056,832     3,035,449    12,410,455    12,141,937

SG&A expenses               2,648,843     3,232,380    10,709,712    13,473,190
R&D expenses                  218,298       283,749       993,338     1,354,743
Goodwill impairment                 -     6,636,466             -     6,636,466
Other expense, net            116,824       147,953       522,145       593,093
                         ------------  ------------  ------------  -------------
  Net income (loss)
  before income taxes          72,867    (7,265,099)      185,260    (9,915,555)

Income tax provision
(benefit)                      26,766      (501,098)       81,936    (1,471,784)
                         ------------  ------------  ------------  -------------
  Net income (loss)      $     46,101  $ (6,764,001) $    103,324  $ (8,443,771)
                         ============  ============  ============  ============

Net income (loss) per
diluted share            $        .00  $       (.50) $        .01  $       (.62)
                         ============  ============  ============  =============


                            Balance Sheet Highlights

                                                    June 30,          June 30,
                                                      2009              2008
                                                  ------------     ------------

         Cash                                     $    141,714     $    288,481
         Accounts receivable                         4,739,727        5,151,235
         Inventories                                 6,199,251        6,283,068
         Total current assets                       12,003,068       12,981,686
         Total assets                               17,087,289       18,427,819

         Accounts payable                            1,795,520        1,423,839
         Accrued expenses                              446,327          500,145
         Line of credit                              4,602,651        5,818,320
         Total current liabilities                   7,785,881        8,660,803
         Total liabilities                          10,667,540       12,162,180
         Total liabilities and equity             $ 17,087,289     $ 18,427,819


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         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements such as the statement regarding expected improvement in economic conditions, additional benefits to be obtained from the launch of the e-commerce system, and the anticipated continuing benefits in future periods from the cost-reduction initiative. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2008, and its subsequent quarterly reports on Form 10-Q.











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